Exhibit 15.1

March 10, 2011

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

We are aware that Barnes & Noble, Inc. has incorporated by reference in its Registration Statements on Form S-3 (No. 333-23855, No. 333-69731, No. 333-62210, No. 33-84826 and No. 33-89258) and Form S-8 (No. 333-27033, No. 33-89260, No. 333-90538, No. 333-116382, No. 333-59111 and No. 333-160560) our report dated March 10, 2011, relating to the Company’s unaudited interim consolidated financial statements appearing in its quarterly report on Form 10-Q for the quarter ended January 29, 2011. Pursuant to Regulation C under the Securities Act of 1933 (the “Act”), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to March 10, 2011.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York